Exhibit 99.1

Cardinal Bankshares Corporation & Grayson Bankshares, Inc., Receive Shareholder Support to Combine Banks

Company Release – 5/26/2016

FLOYD, VA. and INDEPENDENCE, VA, May 26, 2016 /PRNewswire-FirstCall/ -- The shareholders of Grayson Bankshares, Inc. and Cardinal Bankshares Corporation have overwhelmingly approved the combination of their holding companies and banks at their respective shareholder meetings on May 24 and May 26, 2016. Shareholder approval followed regulatory approval for the combination from the Virginia Bureau of Financial Institutions, the Board of Governors of the Federal Reserve System, and the Office of the Comptroller of the Currency.

The companies expect to complete the merger in July 2016, at which time they will merge with and into Parkway Acquisition Corp., a new bank holding company formed for the purpose of effecting the combination. Both Cardinal and Grayson shareholders will receive shares of stock in the newly formed company. The companies expect to apply for quotation of the new holding company shares on the OTCQX marketplace now that the combination has been approved by banking regulators as well as the shareholders from both organizations.

Upon completion of the merger, the subsidiary banks of Bank of Floyd and Grayson National Bank will combine to form one national bank regulated by the Office of the Comptroller of the Currency. The newly formed holding company and bank will rebrand itself when the banks' customer systems are combined, expected sometime in early 2017.

The combined organization is expected to have 17 full-service banking offices, assets of nearly $600 million, deposits of over $500 million and shareholders' equity of over $50 million. The combined company will be governed by a board of directors comprised of each of the current directors of Cardinal and Grayson. The former Grayson Chairman of the Board, Thomas M. Jackson, Jr., will serve as chairman of the board of Parkway Acquisition Corp. and its subsidiary bank, and former Cardinal Chairman, James Shortt, will serve as vice chairman of Parkway Acquisition Corp. and subsidiary bank. Allan Funk, President & CEO of Grayson, and Blake Edwards, CFO of Grayson, will serve in the same capacities with the new company. Both Bank of Floyd and Grayson executives will make up the management team.

"This combination will create a new dynamic community bank dedicated to serving our hometown communities and adjacent markets. We feel that individuals and businesses in our area prefer to do business locally when they can, and we intend to be the local bank of choice." said Chairman Tom Jackson.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to the timing, completion and benefits of the merger, as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the companies, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The companies' respective ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the companies and their respective subsidiaries include, but are not limited to: the risk that the businesses of Cardinal and/or Grayson will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; the ability to complete the merger on the expected timeframe; changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the companies' respective market areas; their implementation of new technologies; their ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

ADDITIONAL INFORMATION ABOUT THE COMPANIES AND THIS TRANSACTION

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.  In connection with the merger, Parkway has filed a registration statement, which included a joint proxy statement/prospectus.  The registration statement has been declared effective by the Securities and Exchange Commission (the "SEC"), and the joint proxy statement/prospectus has been mailed to each company's shareholders. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PARKWAY, CARDINAL, GRAYSON AND THE PROPOSED MERGER.

You are able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Parkway, Cardinal and Grayson, at the SEC's website (http://www.sec.gov). You also are able to obtain these documents, free of charge, by accessing Cardinal's website (www.bankoffloyd.com) or by requesting them in writing from Alan Dickerson, Cardinal Bankshares Corp., 101 Jacksonville Circle, Floyd, Virginia 24091, or by telephone at (540) 745-4191; or by accessing Grayson's website (www.graysonnationalbank.com) or by requesting them in writing from Allan Funk, Grayson Bankshares, Inc., 113 West Main Street, Independence, Virginia 24348, or by telephone at (276) 773-2811.

Contacts: Allan Funk, President & CEO – 276-773-2811
Blake Edwards, Senior Executive VP and CFO – 276-773-2811

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